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Exhibit 10.40

NASDAQ AMEX/0/

Douglas I) McKenney CFA
Associate Director
Listing Qualifications
The American Stock Exchange


Via Facsimile and Airborne Express Mail

October 1, 1999

Mr. Lowell Farkas
President and Chief Executive Officer
Carnegie International Corporation
1I35O McCormick Road
Executive Plaza 3 -Suite 1001
Hunt Valley, MD 21031

Dear Mr. Farkas:

As we recently discussed, Carnegie International Corporation (the "Company') has fallen below certain of the Exchange's continued listing guidelines and as a result we are reviewing its listing eligibility. This review process allows a company to meet with us to present information in support of continued listing and we look forward to our meeting which has been scheduled for October 13, 1999, at 1:00PM in our offices at the address below.

The Exchange has adopted certain guidelines and procedures which assist in dais process and these are set forth in Part 10 of our Company Guide. The guidelines which are most relevant m this situation am found in Sections 132, 1002, 1003 and 1101 (see enclosure).

Specifically, the Company has not complied with the Exchange's rules in that it has failed to file its March 31, 1999 and June 30, 1999 Fprms l0-Q with the Securities and Exchange Commission ("SEC"). In addition, the Company recently disclosed in a Form 8-K filed on September 28, 1999, that its independent auditor, Grant Thornton, LLP ("Grant Thornton"), has withdrawn its opinion on the Company's December 31, 1998, year end financial statements. Thus, the Company is also delinquent in filing its Form 10-K for fiscal 1998. In its letter to the Company dated September 24, 1999, Grant Thornton states that "there is considerable uncertainty as to when, if ever, the restated financial statements will be issued."

In an additional letter to the Company dated September24, 1999, Grant Thornton further stated, among other things, it had "concluded that it could not rely upon the representations of Carnegie's current management and that in its professional judgment, the scope of its audit had been limited by the Company." The Exchange is significantly concerned by these statements.

The Exchange relied upon the Company's December 31, 1998 Form 10-K in determining that the Company qualified for original listing. In view of the withdrawn auditor's opinion and Company's filing delinquencies, it is unclear whether the Company satisfied our numerical guidelines for original listing or today satisfies our guidelines for continued listing.

If you would like to provide a written submission, please submit five copies to Mark Abramovitz in advance of the meeting. Please feel free to call me or Mr. Ahramovitz at (301) 978-8013 if you have any questions.


Very truly yours,

/s/